UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2005

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada		89109
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 31, 2005, Pinnacle Entertainment, Inc. (the “Company”) borrowed $100 million under its approximately $130 million delayed draw term loan facility pursuant to its Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of August 27, 2004, by and among the Company, Lehman Commercial Paper Inc., as Administrative Agent, and the other parties identified therein. Borrowings under the delayed draw term loan facility may be drawn through September 30, 2005 and mature in August 2010. The Company used approximately $69 million of the proceeds to refinance the previous borrowings under the revolving credit facility established pursuant to the terms of the Credit Agreement. The Company used the remaining approximately $31 million, together with approximately $5 million of the Company’s cash, to complete its acquisition of the Embassy Suites Hotel (“Embassy Suites”) in downtown St. Louis, Missouri, for which the Company paid approximately $36 million at closing, which was in addition to the approximately $2 million previously deposited toward the purchase price of the Embassy Suites.

For a summary of the material terms of the Company’s Credit Agreement (including payment and acceleration provisions), which are hereby incorporated into this Item 2.03 by reference, see the Company’s Current Report on Form 8-K filed on September 2, 2004.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)

Date: September 6, 2005	By:	/s/ Stephen H. Capp
Stephen H. Capp Executive Vice President and Chief Financial Officer